Supplement Dated December 21, 2015 to your Prospectus dated May 1, 2015

The Board of Trustees of Nationwide Variable Insurance Trust approved the termination of The Boston Company Asset Management, LLC as sub-adviser to the NVIT Developing Markets Fund and approved the appointment of Lazard Asset Management LLC and Standard Life Investments (Corporate Funds) Limited to sub-advise the Fund. This change is anticipated to take place on or about February 1, 2016, at which time the information for the NVIT Developing Markets Fund in the table in “The Funds” sub-section of the “General Contract Information” section of your prospectus is deleted and replaced with the following:

Funding Option	Investment Objective Summary	Investment Adviser/Sub-Adviser
NVIT Developing Markets Fund - Class II	Seeks long-term capital appreciation	Nationwide Fund Advisors Sub-Advised by Lazard Asset Management LLC and Standard Life Investments (Corporate Funds) Limited

This Supplement Should Be Retained For Future Reference.

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